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                                                                      EXHIBIT 23




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
D&K Healthcare Resources, Inc.:

We consent to incorporation by reference in the registration statement No. 333-24263 on Form S-8 of D&K Healthcare Resources, Inc. of our report dated May 9, 2003, relating to the statements of net assets available for benefits of the D&K Healthcare Resources, Inc. 401(k) Profit Sharing Plan and Trust as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2002, which report appears in the annual report on Form 11-K of the D&K Healthcare Resources, Inc. 401(k) Profit Sharing Plan and Trust.


/s/ KPMG LLP


St. Louis, Missouri
June 26, 2003